Exhibit 3.10

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

McGRAW-HILL EDUCATION PUBLICATIONS OVERSEAS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”) of McGraw-Hill Education Publications Overseas LLC, a Delaware limited liability company (the “Company”), dated and effective as of August 16, 2013, by and among the Company and McGraw-Hill Global Education Holdings, LLC, a Delaware limited liability company (the “Sole Member”). The Company and the Sole Member are sometimes collectively referred to herein as the “Parties” and each is sometimes referred to herein as a “Party”.

RECITALS

WHEREAS, the Company was formed pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Delaware Act”) by the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (the “Certificate of Formation”);

WHEREAS, The McGraw-Hill Companies, Inc. (n/k/a McGraw Hill Financial, Inc.) (the “Initial Member”) entered into that certain Limited Liability Company Agreement of the Company dated as of January 24, 2012 (the “Original Agreement”);

WHEREAS, in connection with that certain Purchase and Sale Agreement entered into between, amongst others, the Initial Member and MHE Acquisition, LLC, dated as of November 26, 2012 (the “Purchase Agreement”), and pursuant to Section 13 of the Original Agreement, the Initial Member transferred all of its membership interests in the Company to the Sole Member and ceased to be a member of the Company in substitution for the Sole Member;

WHEREAS, pursuant to Section 19 of the Original Agreement, the Sole Member hereby consents to amending and restating the Original Agreement in its entirety as set forth in this Agreement to, among other things, reflect the fact that the Company shall have the Sole Member as its member;

WHEREAS, the Parties hereby constitute the Company as a limited liability company for the purposes, and on the terms and conditions, set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, acting pursuant to the Delaware Act, agree that this Agreement shall govern the relationship between the Company and the Sole Member and do hereby amend and restate the Original Agreement in its entirety as follows:

1. Continuance. The Sole Member hereby agrees to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. Any authorized officer or representative of the Company, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate of Formation and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. Such authorized officer or representative shall, on request, provide the Sole Member with copies of each such document as filed and recorded. The Sole Member hereby agrees that the Company shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

2. Name. The name of the Company is “McGraw-Hill Education Publications Overseas LLC”.

3. Formation. The Company was formed upon the execution of the Certificate of Formation of the Company and the filing of such Certificate of Formation with the Secretary of State of the State of Delaware.

4. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the authority to take all actions necessary or convenient to accomplish its purposes and operate its business as described in this Section 4.

5. Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808, and the name of its registered agent at such address is the Corporation Service Company. The Sole Member may change the registered office and registered agent of the Company from time to time.

6. Principal Place of Business. The principal place of business of the Company is c/o McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, 12th Floor, New York, NY 10121. The Sole Member may change the office locations of the Company from time to time.

7. Sole Member. The name and business address of the Sole Member is: McGraw-Hill Global Education Holdings, LLC, 2 Penn Plaza, 12th Floor, New York, NY 10121.

8. Limited Liability Company Interests.

(a) All membership interests in the Company shall be expressed in terms of units with a par value of $0.001 per Unit (each, a “Unit” and collectively, the “Units”), which shall constitute limited liability company interests under the Delaware Act in exchange for contributions of cash or property, the provision of services or such other consideration, as may be determined by the Board of Managers (as defined in Section 9(a)). The Units shall reflect and represent the entire interest of a member in the Company (a “Member”). The Company shall have the authority to issue up to One Hundred Thousand (100,000) Units, all being of the same class (the “Authorized Capital”). Unless and until the Company creates additional classes of limited liability company interests, the Units shall be the only class of limited liability company interests. Each Unit shall rank pari passu with every other Unit and shall entitle its owner to equal rights to any distribution of profits and assets on a winding up, dissolution or liquidation of the Company and to one vote at the meetings of the Members, except for such specific obligations, rights and privileges as set forth in this Agreement.

(b) The name, number of Units owned, and percentage ownership of the Sole Member as of the date of this Agreement is set forth in Schedule 1 attached hereto (the “Unit Holders List”). The Board of Managers shall amend the Unit Holders List from time to time to reflect any change pursuant to this Agreement in any of the foregoing with respect to any Member. The percentage ownership of the Members shall be automatically adjusted from time to time upon the issuance or transfer of Units in accordance with this Agreement, and the Unit Holders List shall be amended accordingly.

(c) The Authorized Capital may at any time be increased or decreased, including, without limitation, the creation of a new class of Units, by a resolution of the Board of Managers.

(d) The Company shall issue certificates to represent all of the Units (the “Certificates”). All Certificates shall be (i) executed by manual or facsimile signature of a duly authorized officer on behalf of the Company, (ii) evidenced by a certificate substantially in the form attached hereto as Annex A and (iii) bear the following restrictive legend (or one to substantially similar effect):

“THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SECURITIES GOVERNED BY (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8-102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY

INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995. THE SALE, TRANSFER OR HYPOTHECATION OF THE UNITS REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE COMPANY’S LIMITED LIABILITY COMPANY AGREEMENT. A COPY OF THE AGREEMENT CAN BE OBTAINED FROM THE PRINCIPAL OFFICE OF THE LIMITED LIABILITY COMPANY.”

In addition, unless counsel to the Company has advised the Company that such legend is no longer necessary, each certificate evidencing Units originally issued by the Company under any other Securities Act registration exemption shall bear the following restrictive legend (or one to substantially similar effect):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). ANY TRANSFER OF SUCH SECURITIES SHALL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, SUCH REGISTRATION IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT. THE SALE, TRANSFER OR HYPOTHECATION OF THE UNITS REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE COMPANY’S LIMITED LIABILITY COMPANY AGREEMENT. A COPY OF THE AGREEMENT CAN BE OBTAINED FROM THE PRINCIPAL OFFICE OF THE LIMITED LIABILITY COMPANY.”

In addition, in connection with a transfer of any Units pursuant to Section 16, the endorsed Certificate(s) evidencing the Units shall be delivered to the Company for cancellation, and the Company shall thereupon issue a new Certificate to the transferee evidencing the Units that were transferred and, if applicable, the Company shall issue a new Certificate to the transferor evidencing any Units registered in the name of the transferor that were not transferred.

Any officer of the Company is hereby authorized to issue Certificates representing the Units now held by the Sole Member as a result of the transactions effected pursuant to the Purchase Agreement.

(e) Each Unit shall constitute a “security” within the meaning of, and be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform

State Laws and approved by the American Bar Association on February 14, 1995, including, in each case, for purposes of the grant, pledge, attachment or perfection of a security interest in any Units. To the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. §§ 8-101 et seq.), such provision of Article 8 of the Uniform Commercial Code shall control.

9. Management.

(a) Except as otherwise expressly provided for in this Agreement, the Members shall take no part in the management of the Company. Instead, the Company shall be managed and administered by at least two managers (each, a “Manager”) who shall collectively act as a Board of Managers (the “Board of Managers”). The Managers need not be Members. Each Manager shall be appointed for a limited or unlimited duration by the Sole Member. The Sole Member shall set the number of Managers (but in no event less than two), the duration of their tenure and the powers and competence of the Managers. In addition, the Sole Member shall designate one of the Managers as “Chairman of the Board of Managers”.

(b) Designation of Managers. The Managers shall be Lloyd G. Waterhouse, Patrick Milano and David Kraut. The Chairman shall be Lloyd G. Waterhouse.

(c) Salaries. The salaries and other compensation of the Managers, if any, shall be fixed by the Sole Member. A Manager shall not be prevented from receiving such salary or other compensation if the Manager is also a Member or an affiliate of a Member.

(d) Powers of Managers. The Board of Managers shall have the broadest powers to carry out any act of administration, management or disposal concerning the Company, whatever the nature or size of the operation, provided that it falls within the object and purposes of the Company, and is not expressly reserved by the Delaware Act or this Agreement to the Sole Member or to the general meeting of the Members. For the avoidance of doubt, it is expressly stipulated that all decisions relating to any transfers of the Company’s assets, even when these assets represent all of the Company’s assets, shall be taken by resolution of the Board of Managers. Any person dealing with the Company may rely absolutely upon the act, deed and/or signature of the Managers as being the act of the Company, and no person shall be obliged to inquire into or otherwise ascertain whether the act of the Managers have been duly authorized.

(e) Actions of Board of Managers. Decisions of the Board of Managers shall require the approval of at least a majority of the Board of Managers. However, the Managers may, subject to applicable law, sign any document, act or paper by counterpart.

(f) Manager Liability. No Manager shall commit himself or herself, by reason of his or her functions, to any personal obligation in relation to the commitments regularly taken by him or her on behalf of the Company. A Manager shall only be liable for the performance of his or her duties.

(g) Resignation & Removal. The Sole Member may remove a Manager, with or without cause, at any time. Additionally, each Manager may resign at any time.

(h) Officers.

(i) The Managers may designate one or more individuals as officers of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Board of Managers. Any officer may be removed by the Board of Managers at any time, with or without cause. Each officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual. The salaries and other compensation of the officers shall be fixed by the Board of Managers.

(ii) Each of the individuals set forth on Schedule 2 hereto shall initially serve in the offices set forth opposite the name of such individual until the earlier of his retirement, removal, death or disability. Schedule 2 shall be amended to reflect any changes to any officers of the Company. Except as otherwise provided in this Agreement, the action of any officer (including, without limitation, the execution and delivery by any officer, on behalf of the Company, of any and all contracts, agreements, certificates, undertakings or other documents or instruments) pursuant to authority granted by the Board of Managers shall bind the Company.

(iii) Notwithstanding anything to the contrary contained herein, any officer of the Company is empowered and authorized to take actions in the name and on behalf of the Company that are purely ministerial and administrative in nature, including, without limitation, to execute, file and record or cause to be executed, filed and recorded all such certificates and documents, including amendments to the Certificate of Formation, and to do or cause to be done such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, the establishment of one or more bank accounts and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

(iv) Any person dealing with the Company may rely upon a certificate signed by any officer of the Company as to: (i) the identity of the Sole Member or of any officer of the Company; and (ii) the person or persons who are authorized to execute and deliver any contract, agreement, certificate, undertaking or other document or instrument on behalf of the Company.

(i) Ratification of Actions. Any acts previously done and performed, or caused to be done and performed, on or after March 22, 2013, by a person set forth on Schedule 2 of the Original Agreement or on Schedule 2 of the Agreement, in either capacity, or authorized representative or agent of the Company, in the name and on behalf of the Company, be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company.

10. Meetings of Managers.

(a) The decisions of the Board of Managers shall be taken by meetings to be held in the United States of America. Any Manager may participate in a meeting of the Board of Managers by phone, videoconference, or any other suitable telecommunication means allowing all persons participating in the meeting to hear each other at the same time and such participation in a meeting is deemed equivalent to participation in person at a meeting of the Board of Managers. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, if a majority of the Board of Managers consents thereto in writing.

(b) Regular meetings of the Board of Managers may be held without notice at such time and place as shall from time to time be determined by the Board of Managers.

(c) Special meetings of the Board of Managers may be called by the President of the Company on forty-eight hours’ notice to each Manager, either personally or by mail. Special meetings shall be called by the President of the Company or the Secretary of the Company in like manner and on like notice on the written request of two Managers.

11. Capital Contributions.

(a) The Sole Member shall have no obligation to make any capital contributions to the Company, but may make such capital contributions to the Company as it may deem necessary or advisable in connection with the business of the Company from time to time.

(b) The provisions of this Section 11 are intended solely to benefit the Sole Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company other than the Sole Member (and no such creditor of the Company shall be a third party beneficiary of this Agreement). The Sole Member shall not have a duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Section 11.

12. Accounting Period; Allocations of Profits and Losses.

(a) The accounting period of the Company shall begin on January 1st and end on December 31st. However, the first accounting period of the Company shall start on the day of formation of the Company and end on December 31st, and the subsequent account period shall start on January 1st and end on December 31st.

(b) The Company’s profits and losses shall be allocated 100% to the Sole Member.

13. Allocations of Profits and Losses for Tax Purposes. For federal income tax purposes, all items of income, gain, loss, deduction or credit for any year shall be allocated in accordance with the manner in which such items of income, gain, deduction or loss affected the amounts which were either credited or charged to the capital account of the Sole Member during such year.

14. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Board of Managers.

15. Tax Matters. The Sole Member and the Company intend that the Company be treated as an entity disregarded from its owner for U.S. federal income tax purposes and will file such necessary and appropriate forms in furtherance thereof.

16. Restrictions on Transfer. The Sole Member may offer, sell, assign, mortgage, transfer, pledge, hypothecate or otherwise dispose of or encumber, in whole or in part, directly or indirectly (“Transfer”), its interest in the Company at any time in its sole discretion and in accordance with Section 8. In the event of any such Transfer (other than in the case of a mortgage, pledge or hypothecation of interest in the Company), the transferee shall as a condition to such Transfer execute a counterpart to this Agreement pursuant to which it agrees to be bound by the terms hereof, and any representation letter requested by the Sole Member to assure compliance with applicable laws (including the absence of any registration requirement or other obligation imposed on the Company or the Sole Member as a result of such Transfer). Any such Transfer shall be evidenced in writing.

17. Resignation of the Members. Any Member may at any time resign from the Company.

18. Admission of Additional or Substitute Member. Additional Members and a substitute Sole Member may be admitted to the Company at any time with the prior written consent of the Sole Member. Prior to the admission of any such additional Members of the Company, the Sole Member shall amend this Agreement to make such changes as the Sole Member shall determine to reflect the fact that the Company shall have more than one Member and each additional Member shall execute and deliver a counterpart of this Agreement, as amended.

19. Liability of Sole Member, Managers and Officers.

(a) None of the Sole Member, any Manager, officer of the Company or any of their respective affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and used herein, “Affiliates”) shall be liable to the Company, any Member of the Company, any Manager of the Company, any officer of the Company or any of their respective Affiliates for any action taken or omitted to be taken by the Sole Member, such Manager, such officer or any of their respective Affiliates in good faith and with the belief that such action or omission was in the best interest of the Company, so long as such action or omission is not in violation of the provisions hereof and does not constitute fraud, gross negligence or willful misconduct. None of the Sole Member, any Manager of the Company, any officer of the Company or any of their respective Affiliates shall be liable to the Company, any member of the Company, any Manager of the Company, any officer of the Company or any of their respective Affiliates for any action taken or omitted to be taken by any other Member of the Company, any other Manager of the Company, any other officer of the Company or any of their respective Affiliates nor shall the Sole Member, any Manager of the Company or any officer of the Company (in the absence of fraud, gross negligence or willful misconduct by the Sole Member, such Manager or such officer, as the case may be) be liable to the Company, any member of the Company, any Manager of the Company or any officer of the Company for any action or omission of any employee or agent of the Company.

(b) The Sole Member shall not be obligated to restore by way of capital contribution or otherwise any deficit in its capital account (if such deficit occurs).

(c) Except as otherwise expressly provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Sole Member.

(d) Notwithstanding anything to the contrary herein contained, no officer shall be obligated personally for any of the debts, obligations or liabilities of the Company solely by reason of being an officer of the Company.

20. Indemnification. Subject to the limitations and conditions provided in this Section 20 and in the Delaware Act, each person (a) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, or (b) by reason of the fact that he, she or it was or is the Sole Member, a Manager or an Officer, employee or agent of the Company or any of their respective affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and used herein, “Affiliates”) shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, reasonable attorney’s fees) actually incurred by the Sole Member, such Manager or Officer, employee or agent of the Company or any of their respective Affiliates in connection with such Proceeding if the Sole Member, such Manager or Officer, employee or agent of the Company or any of their respective Affiliates acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that that the Sole Member, the Manager or Officer, employee or agent of the Company or any of their respective Affiliates had reasonable cause to believe that his, her or its conduct was unlawful. Indemnification under this Section 20 shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Section 20 shall be deemed contract rights, and no amendment, modification or repeal of this Section 20 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

Without limiting the foregoing, the Company shall, to the fullest extent authorized by the Delaware Act, indemnify and hold harmless the Sole Member, any Manager, officer or employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, the Sole Member, a Manager, officer or employee of the Company.

21. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon a decision to dissolve the Company made at any time by the Sole Member.

22. Liquidation. Upon a dissolution pursuant to Section 21, the Company’s business and assets shall be liquidated in an orderly manner. The Sole Member shall designate a person to be the liquidator to wind up the affairs of the Company. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Delaware Act in any manner that the liquidator shall determine.

23. Amendments. This Agreement may be amended only by a written instrument executed by the Sole Member; provided, however, that Schedule 1 and Schedule 2 may be amended in accordance with the provisions of this Agreement.

24. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company, any creditor of the Sole Member, any creditor of any Manager of the Company or any creditor of any officer of the Company.

25. Conflicts of Interest; Transactions with Affiliates.

(a) The Sole Member and the Managers and officers of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, the Sole Member or other Manager or officer the right to participate therein. The Sole Member, Managers and the officers of the Company may invest in, or provide services to, any person that directly or indirectly competes with the Company and shall have no obligation to present any business opportunity to the Company or the Sole Members, even if the opportunity is one that the Company might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Sole Member, Managers and the officers of the Company shall not be liable to the Company or the Sole Member for breach of any fiduciary or other duty solely by reason of the fact that the Sole Member or such officers pursue or acquire such business opportunity, direct such business opportunity to another person or fail to present such business opportunity to the Company.

(b) Transactions with Affiliates of the Company shall not be void, voidable or subject to change if made on terms that the Sole Member in good faith determines are no less favorable in the aggregate to the Company than would be obtainable on an arm’s-length basis from an unaffiliated third party. No party to such a transaction shall be obligated to obtain a fairness opinion concerning that transaction (for the avoidance of doubt, except to the extent, if at all, expressly set forth otherwise in any contract or binding agreement entered into by the Company). Nonetheless, an opinion provided by an independent third party valuation or similar firm to the effect that such a transaction is fair to the Company shall conclusively establish the fairness of that transaction.

26. Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

27. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

COMPANY:

McGRAW-HILL EDUCATION PUBLICATIONS OVERSEAS LLC

By:	/s/ David Kraut
Name:	David Kraut
Title:	Vice President, Treasurer and Assistant Secretary

Signature Page to the Amended and Restated Limited Liability Company Agreement of McGraw-Hill Education Publications Overseas LLC

SOLE MEMBER:

MCGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC

By:	/s/ David Kraut
Name:	David Kraut
Title:	Vice President, Treasurer and Assistant Secretary

Signature Page to the Amended and Restated Limited Liability Company Agreement of McGraw-Hill Education Publications Overseas LLC

SCHEDULE 1

Unit Holders List

Name of Unit Holder	Number of Units Held
McGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC	100 Units (100%)

SCHEDULE 2

OFFICERS

President	Lloyd G. Waterhouse

Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Assistant Secretary	Patrick Milano

Senior Vice President, General Counsel and Secretary	David Stafford

Vice President, Treasurer and Assistant Secretary	David Kraut

Vice President - Tax	Deborah Flanagan

Assistant Secretary	Thomas Kilkenny

Assistant Secretary	Chase Ashley

ANNEX A

FORM OF UNIT CERTIFICATE